                                                                   Exhibit 10.13

                     INTERNATIONAL DISTRIBUTORSHIP AGREEMENT

             THIS INTERNATIONAL DISTRIBUTORSHIP AGREEMENT ("Agreement") is made as of the October 21, 2005 (the "Effective Date"), by and between Electronic Sensor Technology, Inc., a Nevada Corporation, with its principal office at 1077 Business Center Circle, Newbury Park, California, U.S.A. 91320 ("Company"), and TechMondial, Ltd., a company organized and existing under the laws and regulations of England with its principal office at Staple Inn Buildings North, London, WC1V 7PZ, England ("Distributor").

                                 R E C I T A L S
                                 ---------------

             WHEREAS, Company designs, produces, markets, and sells surface acoustic wave gas chromatograph detection systems (including, without limitation, the zNose(R) Vapor Detector and Analyzer System which is further described in Exhibit A attached hereto, and together with future products based on this technology, the "Products") and wishes to develop export sales of the Products to Europe and other countries;

             WHEREAS, Distributor wishes to act as the exclusive distributor of the Products in the Exclusive Territory as hereinafter defined; and

             WHEREAS, Company wishes to appoint Distributor as Company's distributor on an exclusive basis of its Product in the Exclusive Territory.

             NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

        "Disqualified Territory" shall mean for a Market Sector any Geographic Sector as to which Distributor's right to act as exclusive distributor of the Products in that Market Sector has been terminated by Company in accordance with
Section 2.3 hereof.

        "Exclusive Territory" for a Market Sector shall mean the countries comprising The European Community as of the Effective Date, Romania, Bulgaria, Turkey, Croatia and Switzerland unless any such country or countries has become a Disqualified Territory.

        "Geographic Sector" shall mean each of the countries included within the Exclusive Territory.

        "Market Sector" shall mean each of the following: defense/security, environmental, chemical/petrochemical, food/beverage and life science.

        "Non-Exclusive Territory" for a Market Sector shall mean the countries of the World other than the Exclusive Territory for that Market Sector and those countries or subdivisions thereof covered by an exclusive distributorship agreement between Company and a third party for that Market Sector.

        "Performance Metrics" shall mean each of the performance criteria set forth in Exhibit E hereto.

                                    ARTICLE 2
                                 DISTRIBUTORSHIP

      2.1   APPOINTMENT

            Subject to the terms and conditions of this Agreement (including, without limitation, Distributor's continued compliance with the Performance Metrics), Company hereby appoints Distributor as Company's exclusive distributor to sell, distribute, market and maintain the Products in the Markets Sectors in the Exclusive Territory and Distributor hereby accepts such appointment, effective as of the Effective Date; provided, however, that such appointment shall not become effective as to Italy until the date that is thirty (30) days after the date Company delivers written notice to its present exclusive distributor for Italy ("Italian Distributor") terminating the exclusive distributorship relationship between Company and Italian Distributor ("Termination Notice"). Company shall deliver the Termination Notice to Italian Distributor as soon as practicable following Company's receipt of a written request from Distributor to send the Termination Notice. Subject to the terms and conditions of this Agreement, Company hereby appoints Distributor as Company's non-exclusive distributor to sell, distribute, market, and maintain the Products in the Market Sectors in the Non-Exclusive Territory and Distributor hereby accepts such appointment, effective as of the Effective Date.

      2.2   TERM

            Subject to the terms and conditions of this Agreement (including, without limitation, Distributor's continued compliance with the Performance Metrics), Distributor's appointment as the exclusive distributor for the Products in the Market Sectors in the Exclusive Territory shall remain in effect from the Effective Date until the twelve (12) month anniversary of the date on which Company delivers written notice to Distributor pursuant to this Section
2.2 stating that Company is terminating Distributor's exclusive distributorship of Product in the Exclusive Territory (the "Term"); provided, however, in no event shall Company be permitted to deliver such a notice to Distributor prior to the sixth anniversary of the Effective Date. Subject to the terms and conditions of this Agreement, Distributor's appointment as the non-exclusive distributor for the Products in the Market Sectors in the Non-Exclusive Territory shall remain in effect for the Term. In the event that Company desires to grant an exclusive distributorship to any person or entity in a Market Sector or Market Sectors for any country or subdivision thereof countries or subdivisions thereof included within the Non-Exclusive Territory ("Subject Territory"), Company shall give Distributor written notice thereof and Distributor's non-exclusive right to sell, distribute, market and maintain the Products in such Market Sector or Market Sectors in the Subject Territory shall immediately terminate; provided, however, that Distributor shall (i) within five business days of termination, provide Company with a written list of all Active Customers (as defined below) and prospective customers with which Distributor has had communication during the ninety (90) day period prior to termination regarding a purchase or prospective purchase of Product ("Subject Product") in the Subject Territory (each, a "Prospective Purchase"); (ii) be permitted for a ninety (90) day period immediately following termination to complete each Prospective Purchase at Distributor's price in effect immediately prior to termination; and (iii) for all Product (other than Subject Product) sold to an Active Customer (as defined below) within the twelve (12) month period immediately following termination, be entitled to receive a distributor's discount of fifteen percent (15%) of Company's published list prices in effect at the time the purchase order for such Product is placed with Company. As used in this Section 2.2, an "Active Customer" means each person or entity that purchases at least US $5,000.00 of Product in the Subject Territory from Distributor during the twelve (12) month period preceding the Termination Date.

      2.3   PERFORMANCE METRICS

            Distributor acknowledges and agrees that Company may terminate its appointment as exclusive distributor as to a Market Sector or Market Sectors in a Geographic Sector or Geographic Sectors in the event that Distributor fails to satisfy the Performance Metrics. In the event of any such non-performance by Distributor, Company shall give Distributor fourteen (14) days prior written notice thereof.

      2.4   RELATIONSHIP

            The relationship hereby established between Company and Distributor shall be solely that of seller and buyer. Neither party shall have the right to hold itself out to third parties as a representative of the other party or to enter into contracts on behalf of the other party. No agency or fiduciary duty is to be created by this Agreement.

                                    ARTICLE 3
                                 SALES PROMOTION

      3.1   OBLIGATIONS OF DISTRIBUTOR

            Distributor hereby agrees to perform the following covenants during the term of this Agreement, each of which constitutes a material condition precedent to Company's obligations to perform its covenants under this Agreement.

               (a) Upon execution of this Agreement, Distributor shall order and purchase from Company seventy (70) units of the model 4200 (without lap top computer) zNose(R) Vapor Detector and Analyzer System (each, a "Unit") at the price shown in Exhibit C and a Model 3300 Remote Sampler Kit ("Kits") for each of the 70 Units at the price shown in Exhibit C (such order, the "Order", such prices, the "Initial Prices"). Company highly recommends that Distributor include with the Order a spare detector for each of the 70 Units. The price of the Units ordered pursuant to this Section 3.1(a) do not include the laptop computer. Company will provide Distributor with the minimum specifications for the computer. Such Units and Kits shall be shipped by the Company and accepted for delivery by Distributor over the period from the Effective Date to November 30, 2007 (the "Initial Period"). Delivery time of the Units will be specified by Distributor in the Order; provided, however, that Distributor must purchase and take delivery of (i) (A) not less than forty eight (48) Units and related Kits for the period from the Effective Date to November 30, 2006 and (B) not less than seventy (70) Units and related Kits for the Initial Period and (ii) two (2) Units and related Kits no later than October 31, 2005 (the "Initial Units and Kits"), which Initial Units and Kits shall be counted toward the forty eight
(48) Units and related Kits contemplated by clause (i)(A) above and the seventy
(70) Units and related Kits contemplated by clause (i)(B) above. Prior to shipping any Units and Kits (other than the Initial Units and Kits), Distributor will wire transfer the purchase price of such Units and Kits to Company's bank in the U.S. or, in lieu thereof shall deliver to Company an irrevocable letter of credit (LOC) from a commercial bank acceptable to Company with a stated amount equal to or greater than the purchase price of the Units and Kits to be shipped. The Initial Units and Kits will be shipped with a net invoice due within sixty (60) days of shipment. Once placed, Distributor shall not cancel, terminate or modify the Order without the prior written consent of Company.

               (b) The Initial Prices shall not be modified during the Initial Period. If Distributor sells at least 100 units in the Initial Period, Company will rebate Distributor US $370 for each of instruments 71 through 100 and $740 for each of instruments 101 through 150. In the event that Distributor sells more than 150 units in the Initial Period, Company and Distributor shall negotiate a mutually agreeable rebate which shall be not less than 2% of Company's then current published list price for the Product purchased. The failure of Distributor to pay for any Unit shall constitute a breach of this
Section 3.1. The failure of any letter of credit bank selected by Distributor to honor payment of a drawing made in accordance with the terms of the letter of credit issued by such letter of credit bank shall constitute a breach of this
Section 3.1.

               (c) Company will assist Distributor at Distributor's cost in setting up a maintenance, training and customer support center in the UK (the "Center"). Company shall assist Distributor at Distributor's cost to establish the level of inventory and spares necessary to support Distributor's customers in the Exclusive Territory. Company and Distributor agree that the Center should be fully operational no later than May 31, 2007.

               (d) Distributor shall: (i) conduct business in a manner that reflects favorably at all times on Company and the good name, good will and reputation of Company; (ii) avoid deceptive, misleading or unethical practices that are or might be detrimental to Company, the Product or the public; (iii) make no false or misleading representations with regard to Company or the Product; (iv) not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material with regard to Company or the Product; (v) make no representations, warranties or guarantees to customers or to the trade with respect to the specifications features or capabilities of the Product that are inconsistent with the literature distributed by Company; (vi) not enter into any contract or engage in any practice detrimental to the interests of Company in the Product; and (vii) sell and deliver the Product only in (A) the Exclusive Territory and the Non-Exclusive Territory. Distributor shall not, directly or indirectly (through an affiliate or otherwise), become a distributor of products from a competitor of Company that compete with the Product in the Market Sectors. Distributor shall actively promote the Product in the Market Sectors in the Exclusive Territory.

      3.2   OBLIGATIONS OF COMPANY

               (a) In addition to Company's obligations set forth in Article 8, upon Distributor's request, Company shall provide Distributor, free of charge, with a reasonable quantity of samples of data, catalogs, brochures or other promotional materials in the English language, which may be necessary to promote the sale of the Product in the Exclusive Territory.

               (b) Company shall be responsible for packaging the Product in a manner appropriate for export to ensure protection from damage caused in transport to the Exclusive Territory or the Non-Exclusive Territory, as the case may be.

               (c) Company will refer all inquiries regarding the purchase and sale of Product in the Market Sectors from prospective customers and prospective distributors in the Exclusive Territory to Distributor and shall inform any such prospective customer and/or prospective distributor that Distributor is Company's exclusive distributor in the applicable Geographic Sector.

                                    ARTICLE 4
                          TERMS AND CONDITIONS OF SALE

      4.1   PURCHASE ORDERS

               (a) Purchase orders (including the Order) submitted by the Distributor shall be binding upon the parties unless Company otherwise notifies Distributor in writing within two (2) business days after Company's receipt of a purchase order. All purchase orders shall state the following terms, which shall be in full conformity with the terms and conditions of this Agreement:

                     (i)    The purchase order number and date;

                     (ii)   The type and quantity of Product ordered;

                     (iii)  The total price of the Product ordered;

                     (iv)   The delivery date or dates; and

                     (v) All relevant shipping information, including the destination to which the units of Product are to be shipped.

               (b) In the event of any discrepancy between the provisions of this Agreement and any purchase order, the provisions of this Agreement shall prevail.

               (c) Each purchase order submitted pursuant to this section shall be firm and not subject to cancellation, termination, revocation or modification by Distributor or Company after Company's acceptance of that purchase order.

      4.2   PRICE

               (a) For the period following the date of this Agreement through November 30, 2007, the prices for the Product shall be the Initial Prices. Thereafter, the prices for Product shall be Company's published international list prices in effect at the time a purchase order is placed less the Applicable Discount (as defined below). Quantity discounts, if any, will be negotiated at the time of placing the order. Company reserves the right to refer to Distributor's discount in Company's books and records as "Distributor's commission" and Distributor agrees not to object thereto. "Applicable Discount" shall mean: (i) for the first Marketing Period, (A) if the aggregate amount of sales by Distributor in Second Period equal or exceed 100% of $2,700,000, 50%;
(B) if the aggregate amount of sales by Distributor in Second Period equal or exceed 65% of $$2,700,000 but are less than 100% of $$2,700,000, 35%; (C) if the aggregate amount of sales by Distributor in Second Period equal or exceed 35% of $$2,700,000 but are less than 65% of $$2,700,000, 25%; or (D) if the aggregate amount of sales by Distributor in Second Period are less than 35% of

$$2,700,000, 15%; and (ii) for each Marketing Period (other than the first Marketing Period), (A) if the aggregate amount of sales by Distributor in the preceding Marketing Period equal or exceed 100% of the Marketing Period Minimum Requirement for the preceding Marketing Period, 50%; (B) if the aggregate amount of sales by Distributor in preceding Marketing Period equal or exceed 65% of the Marketing Period Minimum Requirement for the preceding Marketing Period but are less than 100% of the Marketing Period Minimum Requirement for the preceding Marketing Period, 35%; (C) if the aggregate amount of sales by Distributor in preceding Marketing Period equal or exceed 35% of the Marketing Period Minimum Requirement for the preceding Marketing Period but are less than 65% of the Marketing Period Minimum Requirement for the preceding Marketing Period, 25%; or
(D) if the aggregate amount of sales by Distributor in preceding Marketing Period are less than 35% of the Marketing Period Minimum Requirement for the preceding Marketing Period, 15%. As used in the above defined term, the terms "Marketing Period", "Marketing Period Minimum Requirement" and "Second Period" each have the meaning set forth in Exhibit E.

               (b) Company's prices do not include any national or local sales, use, value added or other taxes, customs duties, or similar tariffs and fees which Company may be required to pay or collect upon the delivery by Company of the Product or upon collection of the prices and license fees or otherwise. Should any such tax, levy, duty, tariff or fee be payable, Distributor agrees to pay the same in full and to indemnify Company for any claim with respect thereto. Distributor will pay any withholding taxes required by applicable law and will supply Company with evidence of such payment of withholding tax in a form acceptable to Company. Distributor will also pay all shipping, insurance and handling costs. The shipping destination and method of shipping will be specified by Distributor at the time a purchase order is placed.

      4.3   PAYMENT

               (a) All payments shall be made in United States Dollars by bank wire transfer or by irrevocable and confirmed letter of credit at sight issued by an internationally reputable bank acceptable to the Company.

               (b) Under no circumstances shall Distributor be permitted to set off or deduct from payments owed to Company hereunder any amounts which Distributor claims that Company owes to Distributor. Notwithstanding anything to the contrary, the preceding sentence does not apply to Distributor commission as appropriate and approved by Company.

      4.4   DELIVERY AND SHIPMENT

            All units of the Product shall be shipped F.O.B. Company's factory using a carrier selected by Company, unless Distributor requests in writing the use of a particular carrier. Risk of loss of Product ordered by Distributor shall pass to Distributor upon delivery to a common carrier for shipment and thereafter Company shall have no liability in connection with shipment of the Product. Title to Product ordered by Distributor shall pass to Distributor upon payment in full of the purchase price for such Product.

      4.5   SOFTWARE

            To the extent the Product is accompanied by software, Distributor may distribute such software with the Product and by doing so Distributor and/or its customers shall acquire the right to use such software. For the avoidance of doubt, Distributor acknowledges and agrees that the purchase of Products does not transfer any right, title or interest in or to any software that accompanies the Products.

                                    ARTICLE 5
                  INSPECTION, WARRANTY, AND LIMITS ON LIABILITY

      5.1   ACCEPTANCE

            Upon receipt of units of the Product by Distributor, Distributor shall inspect them to determine their conformity to the requirements of this Agreement. If the Product fails to so conform, Distributor shall deliver notice thereof to Company within thirty (30) days of receipt, which notice shall contain an explanation of the nature and details of the nonconformity. In the absence of such timely and proper notice, Distributor shall be deemed to have accepted all units of the Product included in such shipment.

      5.2   WARRANTY

               (a) Subject to Section 5.2(c), Company warrants that each unit shall be free and clear of defects in materials and workmanship for a period of one (1) year from the date such Unit is delivered by Company. During the warranty period, Company shall, at its option, upon examination and testing performed in accordance with Section 5.2(d) below, either repair or replace units of the Product that are defective.

               (b) Company warrants that the software accompanying the Product will execute its programming instructions when properly installed on the computer for which it is intended for a one (1) year period from the date of delivery of such Product by Company, and that the media upon which the software is recorded will be free from defects in materials and workmanship. Distributor's sole remedy for defective software will be to return the diskettes to Company for replacement.

               (c) Company's warranty for the Product does not apply to expendable components of the Product, or to nonconformities which result in whole or in part from actions of any party other than Company, from improper or unauthorized use of the Product or use in a manner contrary to Company's instructions or for which it was not designed. In particular, no warranties apply to defects or damage to the Product resulting from improper or inadequate maintenance by the customer, customer-supplied software or interfacing, unauthorized modification or misuse, operation outside of the environmental specifications for the Product, duty cycle abuse, and improper site preparation or maintenance. Further, Company's warranty does not cover the replacement of consumable parts. Exhibit F sets forth a complete list of consumable parts as of the Effective Date.

               (d) Except as otherwise provided in Section 6.1, if any Product fails to conform to the warranties set forth in Sections 5.2(a) and 5.2(b), during the applicable warranty period, Distributor shall, no later than thirty
(30) days after Distributor learns or should have learned of such nonconformity and no later than thirty (30) days after the end of that warranty period, notify Company of such nonconformity and all details with respect thereto, and shall promptly return the Product, transportation and insurance prepaid by Distributor, to Company's designated facility for examination and testing. Any services and/or repairs will be performed either at Company's headquarters or at a repair facility designated by Company. Upon verification of nonconformity, Company will, at Company's option, either repair or replace the Product, and promptly return the Product to Distributor during the applicable warranty period. Company shall pay the costs of shipping (including insurance) the Product back to Distributor or Distributor's customer or sub-distributor.

               (e) Company makes no warranty concerning the infringement by the Product of any intellectual property rights arising under the laws of any jurisdiction.

               (f) COMPANY MAKES NO WARRANTY REGARDING CLAIMS OR DAMAGE ARISING OUT OF ANY FAILURE OF THE PRODUCT TO DETECT THE PRESENCE OF ANY HARMFUL CHEMICALS, COMPOUNDS OR CONTAMINANTS.

               (g) THE WARRANTIES SET FORTH IN THIS SECTION 5.2 ARE COMPANY'S SOLE AND EXCLUSIVE WARRANTIES WITH RESPECT TO THE PRODUCT OR ITS PERFORMANCE. COMPANY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE PRODUCT FOR ANY PARTICULAR PURPOSE. THE REMEDY FOR BREACH OF WARRANTY PROVIDED IN THIS SECTION 5.2 REPRESENTS DISTRIBUTOR'S EXCLUSIVE REMEDY THEREFOR.

      5.3   LIMITATION OF LIABILITY

               (a) COMPANY'S LIABILITY TO DISTRIBUTOR WITH RESPECT TO ANY UNIT OF PRODUCT SHALL IN NO EVENT EXCEED THE PURCHASE PRICE OF THAT UNIT. COMPANY'S TOTAL AGGREGATE LIABILITY TO DISTRIBUTOR ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL IN NO EVENT EXCEED THE AMOUNT PAID BY DISTRIBUTOR FOR ALL THE PRODUCTS PURCHASED BY DISTRIBUTOR FROM COMPANY HEREUNDER. IN NO EVENT SHALL COMPANY BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS AND SERVICES, LOSS OF USE OR PROFITS, LOSS OF SAVINGS, OR ANY OTHER SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL EXEMPLARY OR PUNITIVE DAMAGES, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE USE OR PERFORMANCE OF THE PRODUCT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN AN ACTION FOR CONTRACT OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

               (b) Each limitation on liability or limited or exclusive remedy set forth in this Agreement is independent of any other limitation or remedy, and if any such limitation or remedy fails of its essential purpose or is otherwise held to be unenforceable, that shall not affect the validity of any other such limitation or remedy.

                                    ARTICLE 6
                                   TERMINATION

      6.1   EVENTS OF TERMINATION

               (a) This Agreement shall automatically terminate without notice or other action at the close of Company's business on the last day of the Term.

               (b) Either party may, in addition to any other available remedies, terminate this Agreement at any time by delivery of a written notice to the other party stating such decision to terminate, if:

                  (i) The other party fails to perform any duty or other obligation required by this Agreement when due and, if that failure is curable, fails to cure it within thirty
                        (30) calendar days of receipt of notice from the non-breaching party, provided however, that if the obligation is one for payment of money, it must be cured within five (5) calendar days following receipt of notice.

                  (ii) The other party files or has filed against it a voluntary or involuntary bankruptcy proceeding, a receiver or similar official is appointed for any of the other party's property, the other party become insolvent or is unable to pay its debts as they become due or the other party makes an assignment for the benefit of creditors.

                  (iii) A Change in Control (as defined below) occurs with
                        respect to the other party. "Change in Control" means the happening of any of the following: (a) The consummation of a merger or consolidation of a party with or into another entity or any other corporate reorganization, if 50% or more of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the party immediately prior to such merger, consolidation or other reorganization. (b) The sale, transfer or other disposition of all or substantially all of a party's assets or the complete liquidation or dissolution of a party. (c) A change in the composition of the board of directors of a party occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (i) are directors of such party as of the date of this Agreement, or (ii) are elected, or nominated for election, to the board of directors of such party with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to such party). (d) Any transaction as a result of which any person or group is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of a party representing at least 35% of the total voting power of such party's then outstanding voting securities. For purposes of this paragraph, the term "person" shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of a party; or (ii) so long as a person does not thereafter increase such person's beneficial ownership of the total voting power represented by a party's then outstanding voting securities, a person whose beneficial ownership of the total voting power represented by such party's then outstanding voting securities increases to 35% or more as a result of the acquisition of voting securities of such party by such party which reduces the number of such voting securities then outstanding. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of a party's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held such party's securities immediately before such transaction.


      6.2   DUTIES UPON TERMINATION

               (a) If a party has the right to terminate this Agreement pursuant to Section 6.1(b) or has demanded cure of a default pursuant to Section 6.1(b), that party may also suspend its own performance under this Agreement and any individual sales contracts concluded pursuant hereto and cause all amounts owed to it by the other party which are not yet due to become immediately due and payable.

               (b) Except as otherwise stated herein, the termination or expiration of this Agreement shall not affect any rights of the parties which accrued hereunder prior to such termination or expiration.

               (c) NEITHER COMPANY NOR DISTRIBUTOR SHALL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH
SECTION 6.1 OR THE TERMINATION OF DISTRIBUTOR'S EXCLUSIVITY AS TO ANY MARKET SECTOR OR GEOGRAPHIC SECTOR IN ACCORDANCE WITH SECTION 2.3. DISTRIBUTOR WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON TERMINATION OR EXPIRATION OF THIS AGREEMENT OR THE TERMINATION OF DISTRIBUTOR'S EXCLUSIVITY AS TO ANY MARKET SECTOR OR GEOGRAPHIC SECTOR, OTHER THAN AS EXPRESSLY

PROVIDED IN THIS AGREEMENT. Neither Company nor Distributor shall be liable to the other on account of termination or expiration of this Agreement or the termination of distributor's exclusivity as to any Market Sector or Geographic Sector in accordance with Section 2.3 for reimbursement or damages for the loss of goodwill, prospective profits or anticipated income, or on account of any expenditures, investments, leases or commitments made by either Company or Distributor or for any other reason whatsoever based upon or growing out of such termination or expiration. Distributor acknowledges that (i) Distributor has no expectation and has received no assurances that any investment by Distributor in the promotion of the Product shall be recovered or recouped or that Distributor shall obtain any anticipated amount of profits by virtue of this Agreement, and
(ii) Distributor shall not have or acquire by virtue of this Agreement or otherwise any vested, proprietary or other right in the promotion of Company, the Product or in "goodwill" created by its efforts hereunder. THE PARTIES ACKNOWLEDGE THAT THIS SECTION HAS BEEN INCLUDED AS A MATERIAL INDUCEMENT FOR COMPANY TO ENTER INTO THIS AGREEMENT AND THAT COMPANY WOULD NOT HAVE ENTERED INTO THIS AGREEMENT BUT FOR THE LIMITATIONS OF LIABILITY SET FORTH HEREIN.

                                    ARTICLE 7
                       COMPLIANCE WITH EXPORT REGULATIONS

            Distributor shall comply with all applicable provisions of the United States Export Administration Regulations with respect to all units of the Product delivered hereunder and shall provide Company with all requested documentation and data necessary or desirable for Company to be able to verify such compliance. Distributor may, one week prior to the shipping date, have an inspector from Intertec or SGS review Products for compliance with U.S. Customs laws.

                                    ARTICLE 8
                          MANUALS, SUPPORT AND TRAINING

      8.1   MANUALS

            Company shall deliver one reproducible set of the applicable installation, operation and maintenance manuals for the Product prior to or with the first units of Product delivered to Distributor. These documents will be supplied in the English language. During the term of this Agreement, Company shall provide to Distributor, at no charge, all changes to such manuals within thirty (30) days after their release by Company. During the term of this Agreement, Distributor may reproduce such manuals, to the extent required to supply such manuals to Distributor's customers for the Product. Distributor shall reproduce any copyright notices appearing on such manuals delivered by Company. Individual manuals will not be included with the units of Product delivered by Company, and Company shall have no further obligations or liabilities regarding such manuals or the contents thereof except as expressly stated herein.

      8.2   SUPPORT AND TRAINING

            Commencing with the Effective Date, Company shall provide monthly training at no charge to Distributor for the next consecutive four month period. Training will be held at Company's headquarters in California and will be commensurate with Company's standard published training schedule provided to Company customers and distributors. Distributor will be responsible for the cost of travel, food and lodging. Subsequent to the initial four month period, and upon Distributor's request, Company shall make technical support and training regarding the Product available to Distributor at Company's prevailing rates and at times and locations acceptable to both parties. Company also agrees to occasionally support Distributor with assistance in demonstrations and general promotion of the Product during Distributor's initial ramp-up, and as needed thereafter. Sales support will generally be dependent upon scheduling availability and the relative importance and implications of each potential sale.

                                    ARTICLE 9
                                     NOTICES

            Any and all notices required or authorized hereunder shall be in writing and shall be delivered by any reasonable means, including by personal delivery, registered or certified mail, internationally recognized courier service or telecopier, to the following address of the party to which that notice is to be given:

                    To Company:      Electronic Sensor Technology, Inc.
                                     1077 Business Center Circle
                                     Newbury Park, CA 91320, USA
                                     Attn: Kenneth Zeiger
                                     Telecopier: (805) 480-1189
                                     Telephone: (805) 480-1994

                    To Distributor:  TechMondial  Ltd.
                                     Staple Inn Buildings North
                                     London, WC1V 7PZ
                                     England
                                     Attn: Philip Brennan
                                     Telephone: +44-7985920249

or to such other address of which a party may subsequently notify the other party. Notices that are properly addressed shall be deemed effective: (i) upon delivery, if hand delivered; (ii) on the seventh business day following deposit in the mail, if mailed by registered or certified mail; (iii) on the third business day following delivery to an internationally recognized courier service, if sent by internationally recognized courier service; and (iv) upon telephonic or written confirmation of receipt, if sent by telecopier.

                                   ARTICLE 10
                                  FORCE MAJEURE

      10.1  FORCE MAJEURE EVENT

            Any delay or failure in the performance of any part or the whole of this Agreement by either party hereto shall be excused, subject to Section 10.2 hereof, if and to the extent caused by the earthquake, typhoon, or other natural disaster, war, warlike condition, revolution, blockade, embargo or governmental order, rule or restriction, and the affected part of this Agreement shall be suspended until the force majeure circumstances have ended.

      10.2  NOTICE

            Neither delay nor failure of performance by the other party shall be excused unless the party experiencing the force majeure sends written notice of such delay or failure and the reason therefore to the other party within seven
(7) days from the time the force majeure situation becomes apparent.

                                   ARTICLE 11
                                ENTIRE AGREEMENT

            This Agreement (including the Exhibits attached hereto) constitutes the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all previous negotiations, agreements and commitments related thereto. Neither this Agreement nor any rights hereunder shall be released or modified in any manner, except by a written document signed by a duly authorized officer or representative of each of the parties.

                                   ARTICLE 12
                                  SEVERABILITY

            If a court or other governmental entity holds or asserts that any part of this Agreement is unenforceable or invalid, or requires the modification of any part of this Agreement, Company may, at its option, either terminate this Agreement by notice to Distributor, or continue the Agreement with the remaining part, including any such modification, given full force and effect.

                                   ARTICLE 13
                                 CONFIDENTIALITY

      13.1  CONFIDENTIAL INFORMATION

            Each party shall keep strictly confidential as against any third parties (including, to the extent possible, governmental entities) all confidential information obtained from the other party in connection with this Agreement and the Products, and shall use such information only for the purposes contemplated hereunder. Confidential information shall be deemed to include, without limitation, trade secrets, other proprietary information, manufacturing processes, design specifications, software programs, research developments, business activities and operations, inventions and engineering concepts. All such written information and any oral confidential information reduced to writing shall be clearly marked "Confidential." The confidentiality obligations set forth herein shall not apply to:

               (a) Disclosures of information required by law or governmental order;

               (b) Information known to one party hereto prior to the date first above-written and not obtained directly from the other party or from a third-party in violation of any restrictions on disclosure;

               (c) Information required by Distributor for the purpose of marketing the Product in the Market Sectors in the Exclusive Territory, which may only be used in the sale, distribution, marketing and maintenance of the Product in the Market Sectors in the Exclusive Territory during the term of this Agreement and for no other purpose or for any other party's benefit; or

               (d) Information, which now or later becomes available to the public, provided such occurrence is not the result of an improper act or omission of either party.

      13.2  TERM

            The obligation to maintain in confidence all confidential information learned or disclosed hereunder shall survive termination of this Agreement, and each party covenants to maintain such confidentiality for a period for five (5) years after such termination. Upon termination of this Agreement, all confidential information represented in written form or any other media, including but not limited to papers, documents, designs, manuals, specifications, prototypes, schematics, computer software, or any other materials or models, shall be returned to the party which furnished same, together with any reproductions or copies thereof.

                                   ARTICLE 14
                                  GOVERNING LAW

            This Agreement and the performance of all obligations hereunder shall be governed by and construed in accordance with the laws of the State of California without regard to any principles governing conflicts of laws or the provisions of the 1980 United Nations Convention on Contracts for the International Sale of Goods.

                                   ARTICLE 15
                              LIMITATION OF ACTION

            No action for breach of this Agreement may be brought by either entity more than one (1) year after the cause of action accrues.

                                   ARTICLE 16
                                  MISCELLANEOUS

      16.1  VENUE; WAIVER OF JURY TRIAL

            Each party hereto hereby expressly submits to the exclusive jurisdiction of the United States District Court for the Central District of California and of any California Superior Court sitting in Los Angeles City for purposes of actions or proceedings arising out of, under and/or pertaining to this Agreement. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereby consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to its address specified in Article 9 or in any other manner permitted by law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

      16.2  COUNTERPARTS

            This Agreement may be executed in several counterparts and by facsimile or electronic signature, each of which shall be regarded as an original and all of which shall constitute one and the same document.

      16.3  NO ASSIGNMENT

            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign its obligations under this Agreement without the prior written consent of the other party.

      16.4  AMENDMENTS; MODIFICATIONS

            No amendment or waiver of any provision of this Agreement shall be effective unless in writing signed by both parties.

      16.6  HEADINGS

            Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

                    "Company"                 ELECTRONIC SENSOR TECHNOLOGY, INC.


                                              By:
                                                     ---------------------------
                                              Name:  Matthew S. Collier
                                              Its:   President and CEO
                                              Date:  October 21, 2005

                    "Distributor"             TECHMONDIAL, Ltd.


                                              By:
                                                     ---------------------------
                                              Name:  Philip Brennan
                                              Its:   President and CEO
                                              Date:  October 21, 2005

                                    EXHIBIT A

                            PRODUCT DESCRIPTIONS AND
                                 SPECIFICATIONS

                    (Please See Attached Files as Exhibit A)

                 o  Model 4200 Specifications
                 o  Model 7100 specifications
                 o  Model 3100 Specifications
                 o  Model 3200 Specifications
                 o  Model 3300 Operation Manual
                 o  Accessories and Consumables

                                    EXHIBIT B

            o International Price List No. 215, Effective April 1, 2005 (Please See Attached File as Exhibit B).
            o Deliveries shall be based on the schedules specified in the purchase orders placed by the Distributor and accepted and confirmed by Company.

                                    EXHIBIT C
         Instrument Prices for initial Order of 70 units (U.S. Dollars)

                                                                       Dist.
                                                    Sell Price      Commission    Dist. Price
                                                  --------------   -----------   -------------
Model 4200 without Laptop Computer                       $35,750       $17,350      $18,400
Model 4200 integrated with Laptop and Software           $19,600       $36,950      $17,350
Model 7100 without Laptop Computer                       $28,795       $12,895      $15,900
Model 7100 integrated with Laptop and Software           $17,100       $29,995      $12,895
Model 3300 Remote Sampler Kit                            $ 3,125       $   625      $ 2,500
Spare Detector                                           $ 1,875       $   375      $ 1,500

                                    EXHIBIT D

            Repair Items Required for Support of Company Instruments

                                            Qty           List Price (each)
                                            ---           -----------------
Columns (DB-5)                               5                 $625
Columns (DB-624)                             5                 $625
Detectors                                    10                $1,875
Traps                                        10                $375
Controller Board                             2                 $2,250
Pre-Concentration Tube (Slick Stick)         10                $312
Vials (Box of 100 - 40ml)                    2                 $250
Side Luer Needles (Box of 6)                 5                 $220
Purge Dryer Cartridge Kit                    2                 $100
Field Service Kit                            1                 $3,800
Oven Assembly                                2                 $3,500
Remote Sampler Kits                          2                 $3,125

                                    EXHIBIT E
                               PERFORMANCE METRICS

            Quantity Metrics: Effective Date to November 30, 2006:

            In Section 3.1(a) of the Agreement, Distributor has agreed to purchase not less than 48 Units during the period from the Effective Date through November 30, 2006 (the "First Period").

            In order to maintain the right to act as Company's exclusive distributor of the Product in the Market Sectors in the Exclusive Territory during the First Period, Distributor shall purchase not less than 9 Units during each 3-month period of the First Period. In the event that Distributor fails to purchase at least (i) 12 Units by March 31, 2006 or (ii) 24 Units by July 31, 2006 or (iii) 36 Units by November 30, 2006, Company may deliver a written notice to Distributor as contemplated by Section 2.3 of the Agreement terminating Distributor's right to act as Company's exclusive distributor of the Product in the Market Sectors in the Exclusive Territory ("First Period Termination").

            In the event that Distributor purchases less than 48 Units during the First Period (difference obtained by subtracting the number of Units so purchased from 48, the "First Period Shortfall Number") and no First Period Termination occurs, Distributor shall pay Company no later than December 7, 2006 a rebate amount equal to the product of $5,000.00 and the First Period Shortfall Number.

            Quantity Metrics: December 1, 2006 to November 30, 2007:

            In Section 3.1(a) of the Agreement, Distributor has agreed to purchase not less than 22 Units during the period from December 1, 2006 through November 31, 2007 (the "Second Period").

            In order to maintain the right to act as Company's exclusive distributor of the Product in the Market Sectors in the Exclusive Territory during the Second Period, Distributor shall purchase after November 31, 2006 not less than 5 Units during each 3-month period of the Second Period. In the event that Distributor fails to purchase after November 31, 2006 at least (i) 5 Units by February 28, 2007 or (ii) 10 Units by May 1, 2007 or (iii) 15 Units by August 31, 2007 or (iv) 20 Units by November 30, 2007, Company may deliver a written notice to Distributor as contemplated by Section 2.3 of the Agreement terminating Distributor's right to act as Company's exclusive distributor of the Product in the Market Sectors in the Exclusive Territory ("Second Period Termination").

            In the event that Distributor purchases less than 22 Units during the Second Period (difference obtained by subtracting the number of Units so purchased from 22, the "Second Period Shortfall Number") and no Second

Period Termination occurs, Distributor shall pay Company no later than December 7, 2007 a rebate amount equal to the product of $5,000.00 and the Second Period Shortfall Number.

            Geographic Sector Metrics: Second Period:

            No later than August 31, 2006, Distributor shall submit to Company its projected sales forecast for the Product during the Second Period on a Geographic Sector basis ("Second Period Forecast"). At a minimum, the Second Period Forecast shall indicate the Geographic Sectors in which Distributor plans to sell the 22 Units it is required to purchase during the Second Period ("Second Period Minimum Requirement"). In the event that the Second Period Forecast indicates no sales in a Geographic Sector during the Second Period, Distributor shall either (i) voluntarily relinquish exclusivity for that Geographic Sector or (ii) provide Company with an outline of the efforts made or to be made to sell and distribute Product in that Geographic Sector.

            In the event that Distributor fails to sell in any Geographic Sector for which Distributor forecast sales at least 75% of the number of units of Product forecast to be sold in that Geographic Sector in the Second Period Forecast, Company may deliver a written notice to Distributor as contemplated by
Section 2.3 of the Agreement within 30 days of the end of the Second Period terminating Distributor's right to act as Company's exclusive distributor of the Product in that Geographic Sector.

            Geographic Sector Metrics and Market Sector Metrics: Marketing
Periods:

            As used below, "Marketing Period" shall mean each twelve month period commencing on November 1 of a calendar year and ending on November 30 of the following calendar year. The first Marketing Period shall commence on December 1, 2007.

            As used below, "Forecast Due Date" for a Marketing Period shall mean a date no later than August 1 of the calendar year during which such Marketing Period commences.

            As used below, "Marketing Period Minimum Requirement" shall mean (i) for the first Marketing Period, U.S. $3,700,000 and (ii) for each Marketing Period thereafter, 150% the Marketing Period Minimum Requirement for the preceding Marketing Period.

            No later than the Forecast Due Date for a Marketing Period, Distributor shall submit to Company its projected sales forecast for the Product for such Marketing Period on a Geographic Sector basis and a Market Sector basis (the "Marketing Period Forecast"). At a minimum, the Marketing Period Forecast for a Marketing Period shall indicate the Market Sectors and Geographic Sectors in which Distributor plans to sell, on an aggregate basis,

Product (based upon Company's then current list sale price) in an amount equal to the Marketing Period Minimum Requirement for that Marketing Period. In the event that a Marketing Period Forecast for a Marketing Period indicates no sales in a Geographic Sector or no sales in a particular Market Sector within a Geographic Sector during such Marketing Period, Distributor shall either (i) voluntarily relinquish exclusivity for that Geographic Sector or that Market Sector within a Geographic Sector or (ii) provide Company with an outline of the efforts made or to be made to sell and distribute Product in that Geographic Sector or that Market Sector within a Geographic Sector ("Sales Effort Outline"). In the event that a Marketing Period Forecast for a Marketing Period indicates no sales in a Geographic Sector or no sales in a particular Market Sector within a Geographic Sector during such Marketing Period and Company is not satisfied with Distributor's Sales Effort Outline for that Geographic Sector or that Market Sector within a Geographic Sector, Company may deliver a written notice to Distributor as contemplated by Section 2.3 of the Agreement terminating Distributor's right to act as Company's exclusive distributor of the Product in that Geographic Sector or that Market Sector within a Geographic Sector, as the case may be.

            In the event that Distributor fails during a Marketing Period to sell in any Geographic Sector or in any Market Sector of a Geographic Sector at least 75% of dollar amount (or dollar equivalent amount) of Product (based upon Company's then current list sale price) forecast to be sold in that Geographic Sector or that Market Sector of that Geographic Sector in the Marketing Period Forecast for such Marketing Period, Company may deliver a written notice to Distributor as contemplated by Section 2.3 of the Agreement within 30 days of the end of such Marketing Period terminating Distributor's right to act as Company's exclusive distributor of the Product in that Geographic Sector or that Market Sector within a Geographic Sector, as the case may be.

                                    EXHIBIT F
                                   CONSUMABLES
PERFORMANCE
* Alkanes Calibration Kit
Performance Eval. Kit
VOC (C6 - C14)
Performance Eval. Kit
Semi-VOC (C11 - C22)
LABORATORY
Vials: 40ml
Vials: 250ml
500 ml Syringe
* Side Luer Needle
Sparging Needle
10ul Syringe
1ul Syringe
SAMPLING
Purge Dryer Cartridge Kit
Purge Dryer Refill
"Slick Stick"
Charcoal Filter Kit
Charcoal Filter Inlet Adapter
H(e) Cylinders